UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DESTINY TECH100 INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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AMENDMENT NO. 1 TO THE PROXY STATEMENT FOR DESTINY TECH100, INC.

This Amendment No. 1 (the “Amendment”) amends the Definitive Proxy Statement (the “Proxy Statement”) filed by Destiny Tech100, Inc. (the “Company,” “we” or “us”) with the Securities and Exchange Commission (the “SEC”) on August 19, 2024, relating to the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

The purpose of this Amendment is to notify shareholders of (i) a change in the date of the 2024 Annual Meeting and (ii) a reduced quorum requirement.

This date of this Amendment is November 12, 2024.

Except as amended by the information contained herein, all information set forth in the Proxy Statement remains the same and should be considered in casting your vote in person or by proxy at the Annual Meeting.

Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement. To the extent the information herein differs from or updates information contained in the Proxy Statement, the information herein is more current. All the relevant information regarding the meeting and how to vote, including the Proxy Statement and accompanying proxy card, can be found at http://viewproxy.com/DXYZ/2024.

This Amendment should be read in conjunction with the Proxy Statement. Shareholders who have already authorized their proxies to vote do not need to take any action, unless they wish to change or revoke their prior proxy or voting instructions. Their votes will be counted at the postponed Annual Meeting.

I.	Notice of Change in the Date of the 2024 Annual meeting of Shareholders

The Annual Meeting will be held on November 22, 2024 at 2:00 pm, Eastern Time, via live webcast at http://viewproxy.com/DXYZ/2024. Instructions on how to attend and participate via the Internet are set forth on the Notice of Internet Availability of Proxy Materials and posted at http://viewproxy.com/DXYZ/2024.

II.	Amendment to the Quorum Requirement

On November 7, 2024, the Board, having determined it to be in the best interest of shareholders, approved lowering the Company’s quorum requirement from a majority of outstanding shares to one third of outstanding shares, as permitted by the Maryland General Corporation Law. As such, the Proxy Statement is amended as follows:

•	The first sentence of the section “GENERAL INFORMATION ABOUT THE ANNUAL MEETING – Quorum Required” is replaced with the following: “At least one third of the outstanding Shares must be present or represented by proxy at the Annual Meeting in order to have a quorum.”

•	The second sentence under “GENERAL INFORMATION ABOUT THE ANNUAL MEETING – Quorum and Adjournment” is replaced with the following: “The presence at the Annual Meeting, virtually or by proxy, of the holders of one third of the shares outstanding on the Record Date will constitute a quorum.”

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